Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 (SEC File No. 333-167301, as amended, of Aurora Gold Corporation (an exploration stage company) ("the Company") of our report dated April 1, 2010, on our audits of the consolidated   balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity (deficiency) and comprehensive income (loss), and cash flows for the years then ended, and for the period from October 10, 1995 (date of inception) to December 31, 2009.

Our report, dated April 1, 2010, contains an explanatory paragraph that states that the Company has incurred operating losses since inception, has not been able to generate any operating revenues to date, and used cash from operations of $395,791 in 2009.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-1.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
June 3, 2010